EXHIBIT 10.20

ACELL, INC.

SEPARATION PLAN

Effective:  November 7, 2016

i

Introduction

ACell, Inc. (the “Company”) hereby establishes the ACell, Inc. Separation Plan (the “Plan”), effective as of November 7, 2016, to provide separation benefits to eligible employees who experience a loss of employment under the terms and conditions of the Plan. The Plan replaces and supersedes any prior severance or retention plans, separation or severance benefits, or any related plans, policies and/or practices of the Company.

The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits under this Plan are not provided as consideration for the rendering of any past or future services to the Company. An employee has no right under or interest in the Plan until the employee is eligible to receive benefits.

Capitalized terms that are not defined in the body of this document shall have the meanings set forth in Appendix A. A reference to all other capitalized terms is also included in Appendix A.

Who is Eligible to Participate in this Plan?

Non-temporary, full-time employees of the Company employed in the United States and on the United States payroll are eligible to participate in the Plan provided they are:

(1)           actively at work,

(2)           eligible to participate in Employer-sponsored employee benefit plans,

(3)           regularly scheduled to work at least 35 hours per week, and

(4)           not excluded under the next section.

Such employees will be referred to as Eligible Employees.

For employees who are on an approved leave of absence, please see “What if I am on an Approved Leave of Absence When My Job is Eliminated?”.

Who is Not Eligible to Participate in this Plan?

An individual is not eligible to participate in this Plan if he or she is:

(1)                                 designated by the Company as an independent contractor or consultant and not as an employee at the time of any determination for benefits;

(2)                                 being paid by or through an employee leasing company or other third party agency;

(3)                                 covered by an individual employment, separation or other written agreement or contract that has any provision for any type of separation benefits, including without limitation a Key Employee Retention and Severance Plan (“KERSA”) Participation Agreement. However, upon termination of KERSA, provided that a covered employee who has signed a KERSA Participation Agreement timely executes a termination of that Participation Agreement, waives the one-year notice required under KERSA, and relinquishes any and all rights under KERSA effective immediately, such employee will then become an Eligible Employee hereunder if he or she otherwise satisfies the requirements for Plan participation.

When Will an Eligible Employee be Entitled to Receive Benefits under this Plan?

An Eligible Employee becomes eligible to receive Separation Pay under the Plan when such individual has experienced a Qualifying Termination of Employment, has satisfied the conditions for receipt of Separation Pay as set forth herein, and has met all of the requirements under this Plan. An Eligible Employee who experiences a Qualifying Termination of Employment and meets the conditions set forth herein shall be referred to as a “Participant.”

What is a Qualifying Termination of Employment?

A Qualifying Termination of Employment is generally the termination by the Company of an Eligible Employee’s employment relationship with the Company as the result of a job elimination, job discontinuation, office closing, office relocation which would require the Eligible Employee to commute 50 miles or more from such individual’s then current workplace, reduction in force, business restructuring, or such other circumstances as the Company deems appropriate for the payment of separation benefits under this Plan. The date of an Eligible Employee’s Qualifying Termination of Employment is the last day of the Eligible Employee’s employment with the Company. In no event shall a Qualifying Termination of Employment include a voluntary termination or voluntary resignation by the Eligible Employee.

What is Not a Qualifying Termination of Employment?

An Eligible Employee’s termination of employment shall not be considered a Qualifying Termination of Employment in the following circumstances, all as determined in the Company’s sole discretion:

(1)                                 the Eligible Employee’s unsatisfactory job performance, which shall include, by way of example and not limitation, the Eligible Employee’s poor or unacceptable performance, attendance, and/or punctuality; inappropriate or unacceptable conduct; unsatisfactory or unacceptable attitude; violation of or disregard for the rules and procedures of the Company (including, but not limited to, any code of conduct or policies of the Company from time to time); the improper disclosure of confidential information or trade secrets; insubordination or other failure or refusal to carry out an assigned task; or fraud, misrepresentation or any other act of dishonesty. Any such determination, made in the Company’s sole discretion, does not require the Company to provide advance notice or warning or any type of progressive discipline;

(2)                                 the Eligible Employee’s voluntary resignation, retirement, job abandonment, disability or death;

(3)                                 the Eligible Employee is offered, but refuses, employment with the Company or any subsidiary or related entity of the Company including a joint venture owned by any such entity, in a position that provides the Eligible Employee with substantially equivalent base pay and incentive compensation opportunity and requires substantially similar skills and abilities, and does not require the Eligible Employee to commute more than 50 miles from the Eligible Employee’s then current workplace;

(4)                                 the Eligible Employee works in a business (or the portion of such business) of the Company which is (i) sold in whole or in part to another entity, whether by sale of stock or assets, (ii) merged or consolidated with another entity or is part of a similar corporate transaction in which the Company is not the surviving entity, or (iii) outsourced to another entity, and in each situation the Eligible Employee is offered employment with the purchaser or surviving business or the entity to which the business is outsourced (whether or not he or she accepts any such offer) in a position that provides the Eligible Employee with substantially equivalent base pay and incentive compensation opportunity and requires substantially similar skills and abilities, and does not require the Eligible Employee to commute more than 50 miles from his or her then current workplace;

(5)                                 the Eligible Employee is demoted, incurs a salary or pay reduction, or other reduction in compensation, or any other change of position.

(6)                                 the Eligible Employee experiences a layoff or reduction in force which is temporary.

What Other Conditions Must be Satisfied to Receive Benefits?

An Eligible Employee who experiences a Qualifying Termination of Employment must satisfy the following requirements to receive Separation Pay:

(1)                                 be in good standing on the date of the Qualifying Termination of Employment;

(2)                                 sign and not revoke an agreement and general release in a form acceptable to the Company (a “Release”) under which, among other things, the Eligible Employee releases and discharges the Company from all legally waivable claims and liabilities relating to the Eligible Employee’s employment or termination of employment with the Company. If applicable, the employee must also agree, for a specified period of time, not to work for a competitor of the Company, solicit Company customers or hire any employees of the Company, including, without limitation, honoring post-termination obligations under an Eligible Employee’s ACell, Inc. Employee Proprietary Information, Inventions, and Non-Competition Agreement.

What if I am on an Approved Leave of Absence When My Job is Eliminated?

Employees who are on: (i) a military leave covered by the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), or (ii) any other approved leave of absence, shall have their eligibility for Plan benefits determined by the Company in accordance with any applicable law which applies to such leave of absence or based on other facts and circumstances in the Company’s discretion.

How Much Separation Pay Does the Plan Provide?

Except as provided in the Minimum Separation Pay Schedule, the Company shall provide a Participant with Separation Pay as follows:

(1)                                 For Participants who have been employed by the Company for three (3) Years of Service or less, one Week of Base Pay for each Year of Service (as such terms are defined below); or

(2)                                 For Participants who have been employed by the Company for more than three (3) Years of Service, two Weeks of Base Pay for each Year of Service, subject to a maximum of fifty-two (52) Weeks of Base Pay.

Employees holding positions listed in the Minimum Separation Pay Schedule will receive the greater of the amount determined under (1) or (2) above or the amount listed in the Minimum Separation Pay Schedule.

Minimum Separation Pay Schedule

Title	Minimum Weeks of Pay
Director, Medical Director	16 weeks
Vice President, Chief Science Officer	26 weeks
Senior Vice President	52 weeks

How are Weeks of Base Pay Determined under the Plan?

A Week of Base Pay is a participant’s weekly base salary at the time of the participant’s Qualifying Termination of Employment. A Week of Base Pay shall not include bonuses, overtime pay, shift differential, commissions, equity, incentive or deferred compensation or other additional compensation such as stipends or other allowances. Base Pay shall include any pre-tax or aftertax salary deductions (e.g., Roth) such as, but not limited to, 401(k) plan, welfare or fringe benefits program deductions.

How are Years of Service Determined under the Plan?

Years of Service mean a Participant’s continuous and uninterrupted years of employment with the Employer between a Participant’s date of hire and date of Qualifying Termination of Employment, rounded to the next full year in those situations where the Participant has worked seven (7) or more full months in a service year. A service year is the 12-month period starting on the anniversary date of the Eligible Employee’s date of hire. The Plan Administrator will determine the calculation of Years of Service and make any adjustments, if necessary, for breaks in service of six (6) months or less, service with any entity acquired by the Company, or reemployment scenarios.

How and When Will Separation Pay be Paid?

Separation Pay shall generally be paid to a Participant as soon as practical following a Qualifying Termination of Employment and Participant’s execution of a Release, in periodic installments in accordance with the Company’s normal payroll practices. Such payments shall continue for the number of weeks for which the Participant is entitled to Separation Pay. If a Participant dies while receiving Separation Pay, the Company shall pay the unpaid balance of such Separation Pay, if any, in a single lump sum to the Participant’s estate.

What Happens if a Participant Returns to Work with the Company while Receiving Separation Pay?

Separation Pay shall cease upon the Participant’s rehire date. The Plan Administrator will determine whether any unpaid balance will resume following a subsequent employment termination and how Years of Service will be calculated for entitlement to Plan benefits upon a subsequent termination of employment.

What Other Benefits May Be Provided To Plan Participants?

In addition to Separation Pay, Participants may be eligible for the following benefits.

Incentive Compensation

The Company has the discretion to accelerate or to pro-rate the payment of certain discretionary bonus awards other than Stock Options upon a Participant’s Qualifying Termination of Employment. In making such determination, the Company may, without limiting its discretion, consider factors including, but not limited to, the terms of the specific award plan or program, the time of year in which the Qualifying Termination of Employment occurs, and individual or corporate performance. The Company may also determine, in its discretion and pursuant to award terms and Company practice, whether a Participant is eligible to receive any award payments for the year immediately prior to the year in which a Qualifying Termination of Employment has occurred if such payment has not yet been made for such year. Notwithstanding the foregoing, no acceleration or pro-ration shall be permitted if it would cause an impermissible acceleration under Code Section 409A.

Previously Granted Stock Options

Unvested stock options that were previously granted (“Unvested Options”) shall be governed by the terms and conditions of the applicable option grant or award and the 2011 Stock Option and Grant Plan, or such other plan under which the particular options may have been issued unless the terms of this paragraph would provide more favorable treatment for a Participant.

In the event of a Company Sale (as defined below) any Unvested Options which are not expressly assumed, substituted on an equivalent basis or otherwise continued following a Company Sale, shall become 100% vested on the date of the Company Sale. For the avoidance of doubt, Unvested Options described in the preceding sentence become 100% vested upon the date of a Company Sale even if the Eligible Employee has not incurred a Qualifying Termination of Employment as long as the Eligible Employee is not terminated for cause.

In the event of a Company Sale where Unvested Options are assumed, substituted on an equivalent basis or otherwise continued following a Company Sale, Unvested Options shall only become 100% vested and exercisable if an Eligible Employee incurs a Qualifying Termination of Employment within 12 months of the date of the Company Sale. Options will remain exercisable for a period of 12 months from the Participant’s Qualifying Termination of Employment.

For purposes of the Plan, a Company Sale shall mean a sale or merger under which more than 50% of the Company’s stock or assets or a combination thereof (both stock and assets to be measured by value) are acquired by or transferred to, or merged into, a different unrelated entity. A Company Sale may occur in either one transaction or a series of related transactions between the same or related parties that are closed in less than 12 months, and in the case of a series of transactions, the operative date shall be the closing of the last transaction which achieves the 50% threshold required hereunder.

Unused Vacation Benefits

Employees will receive vacation pay consistent with the Company’s vacation policy then in effect.

Unused Paid Time Off

Employees will receive paid time off (“PTO”) consistent with the Company’s PTO policy then in effect.

No Other Benefits

If a Participant receives Separation Pay, such Participant shall not be entitled to receive any other separation, notice or termination payments on account of the Participant’s employment or termination of employment with the Company under any other plan, policy, program or agreement.

What General Rules Apply to this Plan?

Amendment and Termination and Continuation of Plan Upon Company Sale

The Company reserves the right, in its sole and absolute discretion, to unilaterally terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, either retrospectively or prospectively, generally or in individual circumstances, and with or without prior notice. If the Plan is terminated, amended or modified, individuals’ rights to participate in, or to receive benefits under, the Plan may be changed, eliminated altogether, reduced, or otherwise adversely affected; provided, however, that Separation Pay payable (or which becomes payable) to a Participant who has already incurred a Qualifying Termination of Employment prior to such termination, amendment or modification of the Plan, shall not be reduced by the termination, amendment or modification. Also, in the event of a Company Sale, as defined above, this Plan may not be terminated or modified until more than one (1) year after the date of the closing of the Company Sale (or last transaction in the event the Company Sale is consummated by a series of transactions), it being the intent of this Plan that Eligible Employees and/or Participants shall have the benefits of this Plan in the event of and for a specified period following a Company Sale.

Correction of Errors

The Plan Administrator expressly reserves the right to correct any and all errors in the administration of the Plan, including errors in determining initial eligibility and/or calculation of Separation Pay under the Plan. Any past failure to correct any error in the operation of the Plan shall not prevent or otherwise restrict the Plan Administrator from correcting any future error.

No Additional Rights Created

Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Employee (or any beneficiary of either), or other person, any legal or equitable right against the Company or any officer, director or employee or agent of the Company; and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan.

Binding Decisions

The determinations of the Company with respect to Years of Service, employment history, employee performance or conduct, reasons for termination, base pay, absences, and all other relevant matters shall be final, binding and conclusive for all purposes of this Plan and for all legal purposes.

Clawback Provisions

If the Company’s financial results are materially restated, the Company may review the circumstances surrounding the restatement and determine whether and which Eligible Employees or Participants of the Plan will be required to forfeit the right to receive any future payments of Separation Pay and/or repay any prior payments determined by the Company to have been inappropriately received. If the Company’s financial results are restated due to fraud, any Eligible Employee or Participant who the Company determines participated in or is responsible for the fraud causing the need for the restatement forfeits the right to receive any future payments of Separation Pay and will be required to repay any amounts paid under the Plan. Any repayments required under this Section must be made within ten (10) days following written demand from the Company.

Unfunded Plan

The Plan shall not be funded. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and his or her beneficiaries shall be deemed to be a general unsecured creditor of the Company. No Participant shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under the Plan. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

Construction and Choice of Law and Forum

The terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not governed by ERISA, or not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be governed by Delaware law (without reference to its conflicts of law provisions). All actions and proceedings arising out of, in connection with or in direct or indirect relation to this Plan shall be litigated exclusively in the courts of Baltimore, Maryland and in no other jurisdiction or venue. All Participants or other affected persons consent to both personal and subject matter jurisdiction in the courts of Baltimore, Maryland. All Participants or affected persons further waive trial by jury in any judicial proceeding involving any matter arising out of, related to, or connected with, this Plan or any claims or alleged rights hereunder.

Severability

Should any provisions of the Plan be deemed or held unlawful or invalid for any reason, such fact shall not adversely affect other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

Incompetency

In the event that the Plan Administrator finds that a Participant (or designated beneficiary) is unable to care for his or her own affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

Payments to a Minor

Any payments to a minor from this Plan may be paid by the Plan Administrator in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt of payment by such individual shall be a complete discharge of all liability under the Plan therefor.

Plan Not a Contract of Employment

Nothing contained in this Plan shall be held or construed to create any liability upon the Employer to retain any Eligible Employee in its service. All Eligible Employees shall remain subject to termination or corrective action to the same extent as if the Plan had not been put into effect.

Non transferability

In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

Company’s Successors

Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall assume both the Company’s obligations and its rights under this Plan in the same manner and to the same extent as the Company if no such succession had taken place, including the requirement that this Plan be kept in effect, without modification, for at least one (1) year following any Company Sale.

Code Section 409A Compliance

It is intended that the Plan comply in all respects with the applicable requirements of Code Section 409A or any applicable exceptions to Section 409A. Accordingly, all provisions of the Plan shall be interpreted so as to comply with such applicable requirements and, to the extent necessary, shall be deemed amended so as to comply until a formal amendment can be adopted. Further, all rights and benefits created under the Plan are subject to such interpretation and modification so as to not be subject to the adverse tax consequences and penalties of Code Section 409A.

State Unemployment Benefits

Participants’ eligibility for state unemployment benefits may or may not be affected by receipt of benefits under the Plan. Each state has different rules regarding the impact of separation benefits on its residents’ eligibility for state unemployment benefits. Participants should contact their local unemployment office regarding eligibility for state unemployment benefits. The Company will not contest unemployment compensation benefits following the period that Separation Pay is paid to Participant. Should a Participant file for and receive unemployment compensation for any period of time which is covered by Separation Pay under the Plan, the amount of unemployment compensation shall be deducted from the amount of Separation Pay to the Participant. Notwithstanding the foregoing, the Company may contest unemployment compensation benefits for any individual who was terminated for cause.

Tax Withholding

All Separation Pay under the Plan shall be subject to applicable withholding taxes.

What Else Does a Participant Need to Know about the Plan?

Claims and Appeal Procedures

An Eligible Employee or the Eligible Employee’s beneficiary (if applicable) may file a written claim with the Plan Administrator with respect to the Eligible Employee’s rights to receive Separation Pay under the Plan. The Eligible Employee will be informed of the decision of the Plan

Administrator with respect to the claim within 60 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 45 days to review a claim. If this occurs, the Eligible Employee will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If an Eligible Employee is not notified within the 60-day (or 120-day, if so extended) period, he or she may consider the claim to be denied.

If a claim is denied, in whole or in part, the Eligible Employee will be notified in writing of the specific reason(s) for the denial, the plan provision(s) on which the decision was based, what, if any, additional material or information is relevant to the Eligible Employee’s case, and what procedure the Eligible Employee should follow to get the claim reviewed again. The Eligible Employee then has sixty (60) days to appeal the decision to the Plan Administrator.

The appeal must be submitted in writing to the Plan Administrator. An Eligible Employee may request to review pertinent documents, and may submit a written statement of issues and comments.

A decision as to an Eligible Employee’s appeal will be made within sixty (60) days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review an appeal. If this occurs, the Eligible Employee will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.

If an Eligible Employee’s appeal is denied, in whole or in part, he or she will be notified in writing of the specific reason(s) for the denial and the plan provision(s) on which the decision was based. The decision on an appeal of the Plan Administrator will be final and binding on all parties and persons affected thereby. If an Eligible Employee is not notified within the 60-day (or 120-day, if so extended) period, he or she may consider the appeal as denied. Notwithstanding anything herein to the contrary, no individual may file a lawsuit until these procedures have been exhausted.

Plan Administration and Benefit Determination

In carrying out the fiduciary responsibilities established under this Plan, the Plan Administrator shall have full discretionary authority to interpret the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions and to apply its provisions to individual situations. This discretionary authority may only be challenged by either the Company or an employee if the discretionary authority is exercised in an arbitrary and capricious manner. The Plan Administrator shall also have authority to:

(1)                                 Designate such other persons as necessary to carry out the fiduciary responsibilities under this Plan;

(2)                                 Any designation as set forth above shall be put in writing;

(3)                                 Any person or group of persons may be designated to carry out one or more of the Plan Administrator’s responsibilities under this Plan, including the establishment of a review committee to determine eligibility for benefits; and

(4)                                 The Plan Administrator or any person or group of persons designated by the Plan Administrator, as set forth above, may employ one or more persons to render advice with regard to any responsibility that such named Plan Administrator or designated individual has under the Plan

Your Rights under ERISA

Appendix B sets forth “Your Rights under ERISA.”

Plan Document

This document shall constitute both the plan document and summary plan description and shall be distributed to all employees in this form.

Other Important Facts

OFFICIAL NAME OF THE PLAN:	The ACell, Inc. Separation Plan
SPONSOR:	ACell, Inc. 6640 Eli Whitney Drive Columbia, MD 21046 800-826-2926
EMPLOYER IDENTIFICATION NUMBER (EIN)	04-3496380
PLAN NUMBER:	501
TYPE OF PLAN:	Employee Welfare Benefit Plan
END OF PLAN YEAR	December 31st
TYPE OF ADMINISTRATION:	Employer Administered or Third Party Administrator
PLAN ADMINISTRATOR:	As defined in Appendix A 6640 Eli Whitney Drive Columbia, MD 21046 800-826-2926
AGENT FOR SERVICE OF LEGAL PROCESS:	Legal Department 6640 Eli Whitney Drive Columbia, MD 21046 800-826-2926

Service of legal process may also be made upon the Plan Administrator.
EFFECTIVE DATE:	November 7, 2016

The Plan Administrator or its delegate keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions the Eligible Employee may have about the Plan. Service of legal process may be made upon the Plan Administrator.

No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated. Under no circumstances, will any benefit under this Plan ever vest or become nonforfeitable, except as provided in the “Amendment and Termination” section.

APPENDIX A

DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan.

1.                                      Company (or Employer). The Company means ACell, Inc. and each United States subsidiary of the Company that participates in the Plan with the approval of the Board of Directors of the Company.

2.                                      Plan Administrator. The Company shall serve as the Plan Administrator within the meaning of all pertinent sections of ERISA with responsibility for the day to day administration of the Plan. The Company may delegate any administrative or operational functions as provided under “Plan Administration and Benefit Determination.”

Additionally, the following terms shall have the meanings given to them in the sections of the Plan referenced below. The page numbers for these sections can be found in the table of contents.

Code	How and When will Separation Pay be Paid?
Company	Introduction
Eligible Employee	Who is Eligible to Participate in this Plan?
ERISA	Introduction
Participant	When Will an Eligible Employee be Entitled to Receive Benefits Under this Plan?
Plan	Introduction
Qualifying Termination of Employment	What is a Qualifying Termination of Employment?
Separation Pay	How Much Separation Pay Does the Plan Provide?
Temporary Employee	Who is Not Eligible to Participate in this Plan?
USERRA	What if I am on an Approved Leave of Absence When My Job is Eliminated?
Weeks of Base Pay	How are Weeks of Base Pay Determined under the Plan?

Years of Service	How are Years of Service Determined under the Plan?

APPENDIX B

YOUR RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan Participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries’ of the plan, have a duty to do so prudently and in the interest of you and other plan Participants and beneficiaries. No one, including the Company or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforcing Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal Court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a State or Federal Court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal Court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the persons you have sued to pay these cost and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in you telephone directory or the Division of Technical Assistance and Inquiries. Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.